Exhibit 99.d(2)(b)

ADVISORY FEE WAIVER AGREEMENT

This agreement is made as of the 21st day of October, 2022 by and between MANNING & NAPIER FUND, INC., a Maryland Corporation (the “Fund”), and MANNING & NAPIER ADVISORS, LLC, a Delaware Corporation (the “Advisor”), with respect to the following:

WHEREAS, the Advisor serves as the investment advisor to certain series of the Fund listed on Schedule A (each, a “Series”), pursuant to an Investment Advisory Agreement dated October 21, 2022, with respect to the Rainier International Discovery Series, and an Investment Advisory Agreement dated October 21, 2022, as amended, with respect to each other Series (each, an “Investment Advisory Agreement”); and

WHEREAS, the Fund and the Advisor desire to enter into a contractual fee waiver arrangement with respect to the Class W shares of the Series.

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1.       The Advisor agrees to waive the advisory fee payable to it by the Class W shares of the Series pursuant to each Investment Advisory Agreement. For the avoidance of doubt, this Agreement does not impact the advisory fee payable to the Advisor by any class of shares of the Series other than the Class W shares of the Series.

2.       This Agreement will remain in effect from year to year unless terminated as provided herein. This Agreement cannot be terminated by the Advisor without the approval of the Fund’s Board of Directors.

3.       Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940, as amended (the “1940 Act”) shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission (“SEC”) issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Maryland.

4.       This Agreement may be amended only by a written instrument signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.

Manning & Napier
FUND, INC.
On behalf of each of its Series
listed on Schedule A hereto

by:	/s/ Elizabeth Craig
By: Elizabeth Craig
Title: Corporate Secretary

Manning & Napier
ADVISORS, LLC

by:	/s/Sarah Turner
By: Sarah Turner
Title: Corporate Secretary

SCHEDULE A

October 21, 2022

Series

Core Bond Series Class W

Credit Series Class W

Disciplined Value Series Class W

Diversified Tax Exempt Series Class W

Equity Series Class W

High Yield Bond Series Class W

New York Tax Exempt Series Class W

Overseas Series Class W

Pro-Blend Conservative Term Series Class W

Pro-Blend Moderate Term Series Class W

Pro-Blend Extended Term Series Class W

Pro-Blend Maximum Term Series Class W

Rainier International Discovery Series Class W

Real Estate Series Class W

Unconstrained Bond Series Class W